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                                                                   Exhibit 10.40


                              SUBLICENSE AGREEMENT

                                    BETWEEN

                             NSI ASIA PACIFIC LTD.

                                      AND

                             PAPNET (FAR EAST) LTD.



                         Dated as of September 30, 1997
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                              SUBLICENSE AGREEMENT


     This SUBLICENSE, made this 30th day of September, 1997, (This "Sublicense Agreement") by and between NSI Asia Pacific Ltd., a Cayman Islands corporation ("NSI-APL"), and PAPNET (Far East) Ltd., a Cayman Islands corporation ("PFEL").

     WHEREAS, NSI-APL is a wholly owned subsidiary of Neuromedical Systems, Inc., a Delaware corporation ("NSI");

     WHEREAS, NSI has designed, developed and produces the PAPNET Testing System ("PAPNET" or "PAPNET Testing"), which is a semi-automated system for the review of conventionally prepared cytological specimen slides ("Slides");

     WHEREAS, PAPNET consists of a scanning system (the "Scanner"), which processes Slides and stores digital images of certain portions of such Slides on a DAT tape or other digital media ("PAPNET Images"), and a proprietary review station (the "Review Station"), which, among other things, permits a NSI-trained cytotechnologist to review the images stored on the DAT tape or other digital media;

     WHEREAS, NSI markets and sells PAPNET Testing as a service, by which end-user laboratories submit Slides to one of NSI's central facilities for processing on a Scanner, and NSI returns such Slides and related DAT tape or other digital media containing PAPNET Images to such laboratories so that NSI-trained cytotechnologists employed by such laboratories may review the Slides and the related PAPNET Images using a licensed or leased Review Station (collectively referred to as the "PAPNET Service");

     WHEREAS, NSI and PFEL are parties to an agreement dated July 13, 1993 providing for, among other things, the representation of NSI in certain markets by PFEL and the provision of the PAPNET Service to PFEL as an end-user laboratory (the "First Agreement");

     WHEREAS, NSI and PFEL are parties to an agreement dated May 27, 1994, amending and restating the First Agreement, and providing for, among other things, the representation of NSI in certain markets by PFEL and the provision of the PAPNET Service to PFEL as an end-user laboratory (the "Second Agreement");

     WHEREAS, NSI-APL has acquired as of June 1, 1997 all of the issued and outstanding stock of New System International Ltd., a Hong Kong corporation, previously a wholly owned subsidiary of PFEL, and under the terms and conditions of the Royalty Agreement Term Sheet, dated as of June 1, 1997 (the "Royalty Agreement"), executed in connection with such acquisition, NSI and PFEL have agreed to renegotiate the Second Agreement in accordance with the terms and conditions set forth therein;

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     WHEREAS, NSI and PFEL have executed as even date herewith an Amended and
Restated Representation Agreement (the "Third Agreement") in accordance with the terms and conditions set forth in the Royalty Agreement, which supersedes and replaces the Second Agreement;

     WHEREAS, subject to the terms and conditions of the Third Agreement, NSI has granted to PFEL a non-exclusive right and license to market, sell and distribute the PAPNET Service (the "Representation Rights") in Hong Kong, Taiwan and the People's Republic of China (the "Territory") for a term of fifteen (15) years;

     WHEREAS, PFEL now desires to assign and sublicense its Representation Rights for the Territory to NSI-APL, and NSI-APL desires to acquire such Representation Rights for the Territory.

     NOW, THEREFORE, in consideration of the mutual promises and upon the terms and subject to the conditions set forth herein, the parties agree as follows:

1.  Assignment of Representation and Marketing Rights.


     1.1 Representation Rights. Upon the terms and subject to the conditions of this Sublicense Agreement, PFEL hereby assigns exclusively to NSI-APL during the Term hereof (as defined in Section 10 herein) any and all of PFEL's Representation Rights with respect to the PAPNET Service in the Territory to the full extent granted by NSI to PFEL pursuant to the Third Agreement.

     1.2 Intellectual Property. PFEL hereby assigns to NSI-APL any and all of its non-exclusive intellectual property rights, for the limited purpose of NSI-APL's marketing and sale of the PAPNET(R) Service, the copyrights, trademarks and trade names used by NSI to identify PAPNET(R) or the PAPNET Service in accordance with such written specifications as NSI may from time to time make available to NSI-APL. NSI-APL agrees to comply with NSI's prevailing policies regarding use of NSI's copyrights, trademarks and trade names used by NSI's distributors and representatives, as such policies may be amended from time to
time.   NSI-APL shall not use NSI's copyrights, trademarks or trade names in a disparaging manner. Except as authorized in this Section 1.2, NSI-APL shall not otherwise use NSI's copyrights, trademarks or trade names without the prior
written approval of NSI.   NSI-APL shall not take any action which is
inconsistent with NSI's ownership of its copyrights, trademarks and trade names. NSI agrees to include correct trademark, trade name, copyright, trade secrets and patent notices for the PAPNET System and the PAPNET Service on all materials
and equipment where appropriate.   NSI-APL shall not remove, alter, cover,
obfuscate or otherwise deface any NSI trademark, trade name, patent, trade secret or copyright notice on the PAPNET System or any part thereof or any promotion or advertising material used in conjunction with or for the PAPNET System or the PAPNET Service.

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     1.3    Nature of appointment.  Nothing contained in this Sublicense
Agreement shall (i) prohibit NSI from making, using, licensing, distributing, selling or granting any other rights in and to PAPNET in the Territory, or (ii) operate to grant NSI-APL any rights in or to any product or service offered by NSI or PFEL other than its rights expressly provided by this Sublicense Agreement.

     1.4 Field of use restriction. Except as otherwise contemplated by this Sublicense Agreement, NSI-APL shall not market, distribute, sell or license, or permit any third party to market, distribute, sell or license, the PAPNET Service to any third party located outside of the NSI-APL Territory other than
as permitted by NSI.   NSI-APL shall not, or shall not permit any third party
to, encourage uses of PAPNET other than as permitted by NSI.

     1.5    Regulatory approval.   NSI-APL shall not market the PAPNET Service
in a particular jurisdiction unless and until all regulatory approvals, licenses and permits required by such jurisdiction or any court of competent jurisdiction, governmental body or regulatory agency (a "Governmental Body"), if
any, have been obtained.   NSI-APL, at its sole cost and expense, shall prepare
and submit any and all appropriate applications, data and other information required by such jurisdiction or Governmental Body to obtain all regulatory approvals, licenses and permits in such jurisdictions. NSI shall assist NSI-APL in filing all required documents with, and in obtaining any necessary approvals, permits or licenses from, any applicable Governmental Body.

     1.6 Governmental restrictions. In the event that any Governmental Body restricts or prohibits the marketing, distribution, provision or licensing of the PAPNET Service or PAPNET, NSI-APL's rights hereunder shall be subject to and limited by any such restriction or prohibition without liability to NSI or PFEL of any type or nature except as expressly provided herein to the contrary.

     1.7    Marketing.   NSI-APL hereby expressly assumes PFEL's marketing
obligations under the Third Agreement, and, at its expense will develop and implement a comprehensive marketing and sales program to promote successfully the PAPNET Service in the Territory. NSI-APL will develop, on an annual basis, market plans for each major segment of the Territory. These plans will be subject to review by NSI. Each plan will include an outline of NSI-APL's strategic objectives for the marketing of PAPNET in such Territory, as well as the specific steps NSI-APL proposes to execute.

2.   Consideration.


     2.1 Royalties for Sales in the Territory. In consideration of the Representation Rights assigned hereunder, NSI-APL will pay PFEL a royalty expressed as a specified percentage of NSI-APL's consolidated revenues derived from PAPNET(R) Testing System Slides which originate in the Territory (the "Base Consolidated Revenue"), provided, however, that the Base Consolidated Revenue
                        ------------------
shall not include revenues derived from the processing of Slides within the Territory with respect to Slides which originate from

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geographic areas outside the Territory (for example, Slides originating in
Australia and processed in the NSI Hong Kong scanning facility shall not be included in the calculation of Base Consolidated Revenue). The "specified percentage" referred to in the first sentence of this Section 2.1 will be 4% of Base Consolidated Revenue per year during the first four years until the fourth anniversary of the date hereof, and 3% of Base Consolidated Revenue per year for each of the following eleven (11) years after the fourth anniversary of the date hereof (collectively, the "Royalties"), in each case as set forth on the attached Annex A. Notwithstanding the foregoing provisions of this Section 2.1, any Royalties payable from the consolidated revenues from the Territory, shall include revenues originating in Taiwan only from and after the closing of the purchase of substantially all of the assets of New System Taiwan Ltd. by NSI-APL (or a duly delegated affiliate).

     2.2 Timing and manner of payment of Royalties. Royalties will be paid by NSI-APL to PFEL within fifteen (15) days of the last day of the calendar quarter in which the applicable revenues are actually received by NSI-APL. Such payment of Royalties shall be accompanied by a statement setting forth the calculation thereof. Any other provision of this Sublicense Agreement notwithstanding, PFEL shall not be entitled to receive any Royalties with respect to which NSI-APL has not actually received payment of the related revenues.

     2.3 Right to verify the calculation of Royalties. NSI-APL will maintain records and bank statements for the purpose of calculating Base Consolidated Revenues received by NSI-APL from clients in the Territory. PFEL will have the right to inspect such records and NSI-APL will provide upon request such other information as may be reasonably requested by PFEL to confirm the calculation of the Royalties paid by NSI-APL to PFEL pursuant to this Sublicense Agreement.

3.   Representations and Warranties of NSI-APL.


     NSI-APL hereby represents and warrants to PFEL as follows:

     3.1 Organization. NSI-APL is a corporation duly organized, validly existing and in good standing under the laws of Cayman Islands. NSI-APL has the corporate power to own or lease its properties and assets and to carry on its business as now conducted.

     3.2 Authority relative to this Sublicense Agreement. NSI-APL has the right, power and authority to enter into this Sublicense Agreement and to perform all of its obligations hereunder. This Sublicense Agreement has been authorized by all necessary corporate action, has been duly executed and delivered, and constitutes the valid and binding obligation of NSI-APL, enforceable in accordance with its terms.

     3.3 No Conflicts; No Consents. The execution, delivery and performance of this Sublicense Agreement will not result in a breach in the terms or conditions of, or

                                      -5-
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constitute a default under, or violate, or conflict with, or require, as the case may be: (i) any provision of any law, regulation or ordinance, (ii) the charter and organizational documents of NSI-APL, (iii) any agreement, lease, mortgage or other instrument or undertaking, oral or written, to which NSI-APL is a party or by which it or any of its properties or assets is or may be bound or affected, (iv) any judgment, order, writ, injunction or decree of any Governmental Body, or (v) any action of or by, or filing with, any Governmental Body. To the knowledge of NSI-APL, the execution and delivery of this Sublicense Agreement does not and, except for any approvals, permits and licenses required to market the PAPNET Service in the Territory, the performance of this Sublicense Agreement will not, require any action, consent or approval of any person, entity or Governmental Body.

     3.4 Litigation. There is no pending or, to the knowledge of NSI-APL, threatened, legal, administrative, arbitration or other proceeding or governmental investigation which is likely to have a material adverse effect on NSI or the performance by NSI-APL of this Sublicense Agreement.

4.   Representations and Warranties of PFEL.


     PFEL hereby represents and warrants to NSI-APL as follows:

     4.1 Organization. PFEL is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands. PFEL has the corporate power to own or lease its properties and assets and to carry on its business as now conducted.

     4.2 Authority relative to this Sublicense Agreement. PFEL has the right, power and authority to enter into this Sublicense Agreement and to perform all of its obligations hereunder. This Sublicense Agreement has been authorized by all necessary corporate action, has been duly executed and delivered, and constitutes the valid and binding obligation of PFEL, enforceable in accordance with its terms.

     4.3 No Conflicts: No Consents. The execution, delivery and performance of this Sublicense Agreement will not result in a breach in the terms or conditions of, or constitute a default under, or violate, or conflict with, or require, as the case may be: (i) any provision of any law, regulation or ordinance, (ii) the Certificate of Incorporation or Bylaws of PFEL, (iii) any agreement, lease, mortgage or other instrument or undertaking, oral or written, to which PFEL is a party or by which it or any of its properties or assets is or may be bound or affected, (iv) any judgment, order, writ, injunction or decree of any Governmental Body, or (v) any action of or by, or filing with, any Governmental Body. To the knowledge of PFEL, the execution and delivery of this Sublicense Agreement does not, and except for any foreign approvals, permits and licenses required to market the PAPNET Service in the PFEL Territory, the performance of this Sublicense Agreement will not, require any action, consent or approval of any person, entity or Governmental Body.

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     4.4    Litigation.  There is no pending or, to the knowledge of PFEL, threatened, legal, administrative, arbitration or other proceeding or governmental investigation which is likely to have a material adverse effect on PFEL or the performance by PFEL of this Sublicense Agreement.

5.   Additional Covenants.


     5.1 Further Assurances. Each of NSI, PFEL and NSI-APL covenant that they shall, at any time during the Term of this Sublicense Agreement, take any further action that is reasonably necessary or desirable to carry out the purposes of this Sublicense Agreement and the transactions contemplated hereby, as may be determined in the reasonable discretion of the requesting party, and the other party, or parties as the case may be, will take any and all such further action thereof, including the execution and delivery of any further instruments and documents. NSI shall cause NSI-APL to fully perform its respective duties and obligations under the terms of this Sublicense Agreement and/or any delegation to NSI-APL of the duties required by NSI under the Third Agreement. NSI further covenants, and shall cause NSI-APL and their respective direct and/or indirect subsidiaries to covenant, that PFEL shall receive substantially the same consideration as it would otherwise receive under this Sublicense for use of the PAPNET(R) Testing System in any part of the Territory in the event that NSI or any of its subsidiaries assigns, transfers or sublicenses any other NSI marketing and/or sales rights to any third party for use of the PAPNET(R) Testing System in any part of the Territory.

     5.2  Business Practice.   PFEL shall not solicit or take any action that is
designed or intended to have the effect of discouraging any PAPNET(R) Testing System customer, supplier, or other business associate from maintaining the same business relationships after execution hereof as PFEL maintained prior to such date.

     5.3  Exclusivity.   Except for the rights granted exclusively to NSI-APL
under this Sublicense Agreement and except as expressly permitted in writing by NSI-APL, PFEL will not assign, transfer, license or sublicense, or convey in any manner, to any person or entity, any other rights under the Third Agreement.

6.   Limitations on Warranties and Limitation of Liability.


     6.1 No warranties. Except as otherwise provided herein, PFEL makes no representations or warranties with respect to the PAPNET System or the PAPNET Service, express or implied, including, but not limited to, implied warranties of merchantability and fitness for a particular purpose or that the PAPNET System or the PAPNET Service as developed and designed will met any requirements of or will perform error free or in conformance with the needs or requirements of NSI-APL or any NSI-APL customer.

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     6.2  Limitation of liability.  Except as provided in Section 8 herein, PFEL and NSI-APL, as the case may be, shall have no liability with respect to their respective obligations under this Sublicense Agreement or otherwise for indirect, special, incidental, consequential, punitive or exemplary damages, whether in contract, in tort or otherwise, including, but not limited to, loss of use, revenue or profit, even if PFEL or NSI-APL, as the case may be, has been advised of the possibility of such damages, provided, however, that NSI-APL agrees to indemnify and hold PFEL free and harmless from and against any liabilities, damages, losses, costs and expenses, including reasonable attorney's fees incurred by PFEL due to the negligence of NSI-APL in handling and scanning of Pap smear slides. In no event shall PFEL's or NSI-APL's liability, as the case may be, for any reason and upon any cause of action arising from or relating to this Sublicense Agreement exceed the gross revenues derived by PFEL or NSI-APL, as the case may be, from this Sublicense Agreement for the twelve (12) month period immediately preceding the date such cause of action was commenced; provided, that nothing herein shall be construed to limit injunctive relief as may be ordered by any court or arbitrator.

7.   Ownership and Intellectual Property Protection.


     7.1 Ownership of PAPNET System. NSI-APL acknowledges and agrees that NSI is the sole and exclusive owner of all current and future worldwide patents and patent rights, copyrights, trademarks, trade names, trade secrets, know-how, utility models and other intellectual property rights (including without limitation, all applications and registrations with respect thereto) in and to the PAPNET System or the PAPNET Service (the "Intellectual Property") embodied in the PAPNET System, all information, materials, clinical and test data reports and filings produced in connection with any required regulatory approvals, permits and licenses, and all information, reports, specifications, source code, object code, documentation, diagrams, flow charts and any other tangible or intangible materials of any type whatsoever relating to the PAPNET System and derived or produced by any parties (collectively the "Proprietary Materials"). No provision contained in this Sublicense Agreement shall be construed to transfer to NSI-APL any title or ownership interest in the Proprietary Materials or any Intellectual Property embodied in the PAPNET System or the PAPNET Service. NSI-APL hereby irrevocably assigns, transfers and quitclaims to NSI all rights, title and interest NSI-APL may at any time be deemed to have in and to the PAPNET System and all associated Intellectual Property and Proprietary Material thereof.

     7.2 Scope of use. NSI-APL shall not, and shall not permit any third party to, (a) modify or alter, create or attempt to create, by reverse engineering or otherwise, translate or decompile, translate or transfer, or otherwise attempt to derive the source code, structure or algorithms of, the PAPNET System or any part thereof, (b) use or adapt the PAPNET System or any part thereof in any way, including using or adapting the PAPNET System or any part thereof otherwise than in connection with the marketing or sale of the PAPNET Service, (c) use the PAPNET System or any part thereof to create a derivative work of the PAPNET System, or (d) rent, lease or otherwise provide temporary access to the PAPNET System or any part thereof. Unless

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otherwise agreed to, in the event that NSI, in its sole discretion, provides any modification, upgrades or enhancements to the PAPNET System, such modifications shall become a part of, and subject to, this Sublicense Agreement.


     7.3 Control of Intellectual Property protection. NSI shall at all times retain the sole and exclusive right to pursue, secure, maintain, protect and enforce its Intellectual Property in and to, or arising out of or related to, the PAPNET System.

     7.4 PAPNET System name. NSI shall have the right in its sole discretion to select and include any trademark or trade name to identify the PAPNET System.

     7.5 Protection of Intellectual Property. NSI-APL shall use its best efforts, and shall cause clients to use their best efforts, to protect and maintain the protection of the Intellectual Property in and to the PAPNET System or the PAPNET Service. Upon NSI's request, NSI-APL shall, at NSI's sole cost and expense, assist NSI-APL in securing, maintaining and enforcing NSI's Intellectual Property in and to the PAPNET System or the PAPNET Service including, but not limited to, undertaking any and all necessary and appropriate actions in accordance with NSI's request.

     7.6 Notice of infringement. NSI-APL shall promptly notify, and shall require clients to notify, NSI of any infringement of any Intellectual Property of NSI with respect to the PAPNET System or the PAPNET Service. Upon reasonable notice of infringement, NSI shall have the right, but not the obligation, to bring any suit or action for infringement of its Intellectual Property at its own expense. NSI-APL shall, if requested by NSI, actively assist in the prosecution of such action. In the event that NSI fails to take action with respect to such infringement within a reasonable time after notice of infringement, NSI-APL shall have the right to bring any appropriate suit or action against the infringer at NSI-APL expense. In the event NSI-APL brings and prevails in such infringement action, any amount recovered from the infringer, whether by judgment, award, decree or settlement shall firstly be applied to pay for all losses and damages suffered by NSI-APL together with all reasonable legal costs and expenses incurred in such action, any balance thereafter be divided equally between NSI-APL and NSI.

8.   Indemnification.


     8.1 Indemnification. NSI-APL or PFEL, as the case may be (the "Indemnifying Party"), shall, at its sole cost and expense, indemnify and hold NSI-APL or PFEL and their respective directors, officers, employees, agents, representatives and affiliates (each, an "Indemnified Party") harmless with respect to any liabilities, damages, loses, costs and expenses, including reasonable attorney's fees (any or all of the foregoing being hereinafter referred to as a "Loss"), insofar as such Loss arises out of or is based upon:
(i) a misrepresentation or breach (or alleged misrepresentation or breach) by the Indemnifying Party of its warranties, covenants and agreements contained herein, or (ii) a claim that the PAPNET System or the PAPNET Service, as the case may be, as used

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within the scope of this Sublicense Agreement, infringes or violates any proprietary rights of any third party.

     8.2 Notice of claim; defense. No claim for indemnification hereunder shall be valid unless notice of the matter which may give rise to such claim is promptly provided to the Indemnifying Party in writing. The Indemnifying Party shall have the exclusive right to defend against any claim and control such defense. The Indemnified Party shall cooperate with the Indemnifying Party in defending against such claim. In no event shall the Indemnified Party settle any such claim, lawsuit or proceeding without the Indemnifying Party's prior written approval.

     8.3 Infringement. If, as a result of any such claim of infringement, PFEL or NSI-APL is permanently enjoined from selling the PAPNET Service or using the PAPNET(R) System, as the case may be, by a final, nonappealable decree, of a court of competent jurisdiction, (i) NSI-APL at its sole option and expense, may procure from NSI the right to continue to sell the PAPNET Service or use the PAPNET System that is subject to such decree or may replace or modify the PAPNET System or PAPNET Service so that the PAPNET Service or PAPNET System is non-infringing, (ii) NSI-APL may terminate this Sublicense Agreement with respect to the PAPNET Service or PAPNET(R) System, as the case may be, that is subject to such decree, or (iii) if PFEL is enjoined from marketing and distributing the PAPNET Service, NSI-APL may terminate this Sublicense Agreement in accordance with Section 10 hereof. The foregoing states the entire liability of PFEL or NSI-APL, as the case may be, to the other with respect to infringement of any proprietary rights of any third party, and PFEL and NSI-APL hereby expressly waive any other such liabilities that each may have against the other and its directors, officers, employees, agents, representatives and affiliates.

9.   Confidentiality.


     9.1 Confidentiality. During the term of this Sublicense Agreement and thereafter, each of NSI-APL and PFEL shall keep strictly confidential all proprietary information, sales statistics, customer lists, customer account information, this Sublicense Agreement and its terms and other confidential information concerning the business of the other party, however obtained, and shall not reveal or disclose the same to any person or entity without the prior written consent of the other party; provided, however, that either party may
                                    --------  -------
disclose such information pursuant to a subpoena, order, statute, rule or other legal requirement promulgated or imposed by a court or by a judicial, regulatory or legislative body or agency in which such party is involved; and provided,
                                                                   --------
further, that either party may disclose the terms of this Sublicense Agreement
-------
to the extent its counsel determines in good faith that such disclosure is necessary to comply with applicable securities laws. In the event that either party discloses such confidential information in accordance with the previous sentence, such party shall immediately notify the other party.

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10.    Term.


     10.1 Term. The term of this Sublicense Agreement shall commence on the date first set forth above and terminate at the end of the fifteenth (15th) year from the date of execution hereof (the "Term") unless terminated on an earlier date as provided below in this Section 10.

     10.2 Termination Fee. In the event of cessation of business related to the Representation Rights by NSI-APL or its affiliates in the entirety of the Territory prior to the end of the Term, a termination fee shall be due and payable to PFEL by NSI-APL in an amount equal to US$800,000 (the "Termination Fee"), provided, however, that payment of the Termination Fee shall be
       --------- -------
subordinate to all other creditors of NSI-APL, including, but limited to, any interest due with regard to any indebtedness thereto, and further provided that
                                                          ------- --------
the Termination Fee shall diminish in amount equal to the aggregate amount of Royalties received by PFEL (for example, if the business of NSI-APL terminated at the end of year one, and as of such date PFEL had received an aggregate of US$200,000 in royalties from NSI-APL, the Termination Fee would be reduced by US$200,000).

     10.3 Purchase Option. During the period commencing four years after execution of this Sublicense Agreement, and ending eight years after such execution, as set forth on the attached Annex A, PFEL may, at its option, require NSI-APL to purchase the entirety of PFEL's interest as a party to the Third Agreement (including any and all rights obtained by assignment or sublicense thereof) for an aggregate price equal to five times the trailing year's Royalty (the "Purchase Option" and the price paid pursuant thereto, the "Purchase Price"). The Purchase Price may be payable at the option of NSI-APL in either cash or in NSI common stock, par value $.0001 per share ("Common Stock"). For purposes of this provision, "trailing year" shall mean the most recent twelve (12) month period measured at the end of the most recently completed calendar quarter (for example, if PFEL exercises the Purchase Option at the end of the second (2nd)calendar quarter during year six of this Sublicense Agreement, the Purchase Price would be five (5) times the amount of Royalties recorded as paid or payable during the twelve (12) month period immediately preceding the end of the second (2nd) calendar quarter of year six
(6)). If the Purchase Price is paid in NSI Common Stock, (i) the value of the NSI Common Stock will be determined based on the average closing price of the Common Stock on the most recent thirty (30) calendar days immediately prior to the exercise date of such Purchase Option; (ii) PFEL shall execute a Subscription Agreement substantially in the form set forth in the attached Annex B and (iii) PFEL shall execute a Registration Rights agreement substantially in the form set forth in the attached Annex C and NSI shall provide registration rights with respect to such NSI Common Stock in accordance with the terms thereunder. The Termination Fee shall not be due or payable if the Purchase Option is exercised by PFEL. Exercise and consummation of the Purchase Option shall terminate this Sublicense Agreement. For purposes of clarity, this Purchase Option may only be exercised by PFEL and not by NSI or NSI-APL.

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     10.4    Termination.

     (a) This Sublicense Agreement shall be terminated prior to the end of the Term upon performance by NSI-APL of its duties and obligations in accordance with the terms of paragraphs 10.2 or 10.3.

     (b) Except as otherwise provided in this Sublicense Agreement, this Sublicense Agreement may be terminated by NSI-APL without notice to PFEL or further action on the part of NSI-APL, upon the occurrence of any of the following events: (i) the liquidation, dissolution, winding up or other termination, suspension, discontinuation or failure of the business of PFEL;
(ii) the insolvency of or admission by PFEL of its failure to pay debts as they mature, the making by PFEL of an assignment for the benefit of its creditors or the filing by PFEL of a petition in bankruptcy, the seeking by PFEL of reorganization or arrangement with creditors or PFEL otherwise taking advantage of any insolvency, readjustment of debt, dissolution or liquidation law, or any similar law, of any jurisdiction whether now or hereafter in effect; (iii) upon PFEL being declared bankrupt or wound up by any court of competent jurisdiction;
(iv) if PFEL is enjoined at any time from marketing and distributing the PAPNET(R) Service, or assigning and/or sublicensing its rights under the Third Agreement or delegating its duties and obligations undertaken thereby; (v) any assignment, sublicense, delegation, or any other transfer, in whole or in part, of the Third Agreement by PFEL without the express prior written consent of NSI; or (vi) upon termination of the Third Agreement by reason of the default of PFEL.

     (c) Except as otherwise provided in this Sublicense Agreement, this Sublicense Agreement may be terminated by PFEL without notice to NSI-APL OR further action on the part of PFEL, upon the occurrence of any of the following events (each, an "NSI-APL Termination Event"): (i) The liquidation, dissolution, winding up or other termination, suspension, discontinuation or failure of the business of NSI-APL or its efforts to market the PAPNET Service; (ii) the insolvency of or admission by NSI-APL of its failure to pay debts as they mature, the making by NSI-APL of an assignment for the benefit of its creditors or the filing by NSI-APL of a petition in bankruptcy, the seeking by NSI-APL of reorganization or arrangement with creditors or NSI-APL otherwise taking advantage of any insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or hereafter in effect; or (iii) the filing of any bankruptcy petition against NSI-APL, which petition is not dismissed within sixty (60) days. Termination of this sublicense agreement due to an nsi-apl termination event shall not absolve or excuse performance of NSI-APL'S duties and obligations in accordance with SECTIONS 10.2 OR 10.3.

     (D) Except as otherwise provided herein, the termination of this Sublicense AGREEMENT (whether pursuant to Section 10.4 or upon the expiration of the Term) or any part hereof by either party shall not relieve either party of any obligations accruing prior to such termination. The representations, warranties, covenants and agreements of NSI and PFEL set forth herein shall survive any such termination.

11.  Arbitration.


     11.1 Arbitration. Except as otherwise provided herein, the parties hereto agree that the sole and exclusive remedy for any dispute between the parties arising out of or relating to this Sublicense Agreement shall be resolved by an arbitration procedure conducted in The City of New York, Borough of Manhattan in accordance with the rules then obtaining of the American Arbitration Association, except that the arbitrators shall have no power to alter or modify any express provision of this Sublicense Agreement, or to render any award which by its terms, effects any such alteration or modification. Judgment upon the award rendered may be entered by any court having jurisdiction in the State of New York. If any action or proceeding is brought to enforce the decision of the arbitrators, the prevailing party shall be entitled to recover its reasonable attorney's fees and other costs incident to such action or proceeding. The provisions of this Section 11 shall not affect the right of any party to seek provisional legal or equitable remedies.

12.  Miscellaneous.


     12.1 Rules of Construction. As used in this Sublicense Agreement, neutral pronouns and any variations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require. The words "hereof", "herein" and "hereunder" and other words of similar import refer to this Sublicense Agreement as a whole, including the Annexes hereto, as the same may from time to time be amended or supplemented, and not to any subdivisions contained in this Sublicense Agreement. The world "including" when used herein is not intended to be exclusive and means "including, without limitation". References herein to "dollars", "U.S.$" and "$" are to United States dollars. References herein to Section, subsection or Annex shall refer to the appropriate Section, subsection or Annex in or to this Sublicense Agreement.

     12.2 No adverse actions. PFEL agrees to take no action that could materially adversely affect the business, operations or prospects of NSI-APL.

     12.3 Independent Contractors. It is expressly agreed that the parties hereto are acting hereunder as independent contractors and not joint venturers, and under no circumstances shall any of the employees of one (1) party be deemed the employees of the other for any purpose. This Sublicense Agreement shall not be construed as authority for either party to act for the other party in any agency or other capacity, or to make commitments of any kind for the account of or on behalf of the other except to the extent and for the purposes expressly provided for and set forth herein.

     12.4 Assignment; Sublicense. The rights, duties and obligations of NSI-APL under the terms and conditions of this Sublicense Agreement, are not further assignable, sublicensable, transferable or delegable by NSI-APL without the prior written consent of NSI and PFEL. The rights, duties and obligations of PFEL under the terms and conditions of this Sublicense Agreement are not assignable, sublicensable, transferable or delegable without the prior written consent of NSI and NSI-APL. This Sublicense Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

     12.5 Waiver. No waiver by any party of any breach of any provision hereof shall constitute a waiver of any other breach of that or any other provision hereof.

     12.6 Severability. If any provision of this Sublicense Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other party or provision of this Sublicense Agreement.

     12.7 Choice of law. This Sublicense Agreement and the performance hereunder shall be governed by and construed in accordance with the laws of the State of New York (without giving affect to principles of conflicts of laws).

     12.8 Notice. All notices, invoices, consents or other communications required or permitted to be given by either party to the other shall be in writing (including facsimile or similar writing) and shall be given by certified or registered mail, postage prepaid, with a copy by facsimile, as follows:

     (a) If to NSI:

           Neuromedical Systems, Inc.
           Two Executive Boulevard
           Suffern, New York 10901-4164
           John B. Henneman, III
           Co-CEO, Vice President of Corporate Development and General Counsel
           Facsimile: (914) 368-4068

     (a) If to NSI-APL:

           Neuromedical Systems, Inc.
           Two Executive Boulevard
           Suffern, New York 10901-4164
           John B. Henneman, III
           Co-CEO, Vice President of Corporate Development and General Counsel
           Facsimile: (914) 368-4068

     (b) If to PFEL:

           Papnet (Far East) Ltd.
           C/O Dr. Stephen K.C. Ng, President
           Papnet (Far East) Ltd.
           2nd Floor, Zephyr House,
           Mary Street, PO Box 709.
           George Town, Cayman Islands

or at such other address or facsimile number (or other similar number) as any party may from time to time specify to the other party hereto. Any notice, consent or other communication required or permitted to be given hereunder shall be deemed to have been given on the date of mailing, personal delivery or facsimile (provided the appropriate answerback is received) thereof and shall be conclusively presumed to have been received on the second business day following the date of mailing or, in case of personal delivery, the actual day of personal delivery thereof, or, in the case of facsimile delivery, when such facsimile is transmitted, except that a change of address shall not be affective until actually received.

     12.9 Entire Agreement. This Sublicense Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous proposals, both oral and written, negotiations, representations, commitments, writings and all other communications between the parties, including, but not limited to, the Royalty Agreement. It may not be released, discharged, changed or modified except by an instrument in writing signed by a duly authorized representative of each of the parties.

     12.10 Headings. The headings used in this Sublicense Agreement are for reference purposes only and shall not be construed to limit or further define any term or provisions hereof.

     12.11 Counterparts. This Sublicense Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Sublicense Agreement by a duly authorized representative as of the date first written above.

NSI ASIA PACIFIC LTD.


By: /s/ John B. Henneman, III
        John B. Henneman, III
        Vice President



PAPNET FAR EAST LIMITED

By: /s/ Stephen K.C. Ng, M.D.
        Stephen K.C. Ng, M.D.
        President

                                    Annex A


  Contract                                                                                       Purchase
    Year                    Effective Date                           Royalty                  Option Periods
Year 1        September 30, 1997-September 29, 1998        4% of Base Consolidated
                                                           Revenue
Year 2        September 30, 1998-September 29, 1999        4% of Base Consolidated
                                                           Revenue
Year 3        September 30, 1999-September 29, 2000        4% of Base Consolidated
                                                           Revenue
Year 4        September 30, 2000-September 29, 2001        4% of Base Consolidated
                                                           Revenue
Year 5        September 30, 2001-September 29, 2002        3% of Base Consolidated       Purchase Option Period
                                                           Revenue
Year 6        September 30, 2002-September 29, 2003        3% of Base Consolidated       Purchase Option Period
                                                           Revenue
Year 7        September 30, 2003-September 29, 2004        3% of Base Consolidated       Purchase Option Period
                                                           Revenue
Year 8        September 30, 2004-September 29, 2005        3% of Base Consolidated       Purchase Option Period
                                                           Revenue
Year 9        September 30, 2005-September 29, 2006        3% of Base Consolidated
                                                           Revenue
Year 10       September 30, 2006-September 29, 2007        3% of Base Consolidated
                                                           Revenue
Year 11       September 30, 2007-September 29, 2008        3% of Base Consolidated
                                                           Revenue
Year 12       September 30, 2008-September 29, 2009        3% of Base Consolidated
                                                           Revenue
Year 13       September 30, 2009-September 29, 2010        3% of Base Consolidated
                                                           Revenue
Year 14       September 30, 2010-September 29, 2011        3% of Base Consolidated
                                                           Revenue
Year 15       September 30, 2011-September 29, 2012        3% of Base Consolidated
                                                           Revenue

                                    CONSENT

     WHEREAS, Neuromedical Systems, Inc., a Delaware corporation ("NSI") and PAPNET (Far East) Ltd., a Cayman Islands corporation ("PFEL") have executed as of even date herewith an Amended and Restated Representation Agreement (the "Third Agreement") granting to PFEL a non-exclusive right and license to market, sell and distribute certain PAPNET Services (the "Representation Rights") in Hong Kong, Taiwan and the People's Republic of China (the "Territory") for a term of fifteen (15) years;

     WHEREAS, PFEL now desires to assign and sublicense its Representation Rights for the Territory to NSI Asia Pacific Ltd., a Cayman Islands corporation ("NSI-APL"), and NSI-APL desires to acquire such Representation Rights for the Territory.

     WHEREAS, the Third Agreement is not assignable, sublicensable, transferable or delegable by PFEL, in whole or in part, without the express prior written consent of NSI.

     NOW, THEREFORE, NSI hereby acknowledges and consents to the assignment and sublicense of the Third Agreement upon the terms and conditions of the Sublicense Agreement between NSI-APL and PFEL, dated as of even date herewith, in the form attached hereto.


NEUROMEDICAL SYSTEMS, INC.


By: /s/  John B. Henneman, III                   September 30, 1997
         John B. Henneman, III                   Date
         Co-CEO, Vice-President, Secretary
         and General Counsel